Exhibit 10.35

MASTER RECEIVABLES PURCHASE Acceptance Letter

THIS MASTER RECEIVABLES PURCHASE ACCEPTANCE LETTER, dated _November 3rd, 2017 (this “Acceptance Letter”), is made between (1) the supplier, whose details are set out in the table below (the “Supplier”) (2) the Investor (as defined in the enclosed Master Receivables Purchase Terms), and (3) J.P. Morgan Europe Limited, in its capacity as agent for the Investor (the “Investor Agent”).

The parties agree as follows Instructions:
* Please review the pre-populated information in Section 1 (a-i) and revise if necessary.
* In Section 1(j), please indicate whether you qualify as a Small Business by selecting the appropriate Answer.
* In Section 2, select whether you elect manual or auto-discount for the Buyer program.
* Please have an Authorized Officer(s) execute Two Originals. :

By executing this Acceptance Letter the parties agree to be bound by the enclosed Master Receivables Purchase Terms (V1.3_03_28_17-Taminco US (Eastman Chemical)) (hereinafter, the “Agreement”), which outline the general terms and conditions for the receivables purchase program. Such Master Receivables Purchase Terms shall form part and apply in respect of this Acceptance Letter, and shall be collectively referred to as the Receivables Purchase Agreement.

1.	Supplier Information. On each Purchase Date, the following information is true and correct with respect to the Supplier:

Supplier’s Legal Name:	Taminco Finland Oy
Jurisdiction of Organization:	Finland
Type of Entity:	Limited Liability Company
Trade Name(s) (if any):	None
Tax Identification Number:	Business ID: 2589198-9
Organizational Number, if any:	333
Prior Name(s) or Place(s) of Business During Past Five Years (if any):	N/A
Chief Executive Office Address:	P.O. Box 1001, Fl-90601 Oulu, Finland Attention: N/A Telecopy No.: N/A Email: N/A
Address For Notices [if different]:	c/o Eastman Chemical Company, 200 South Wilcox, Kingsport TN 37662 Attention: Treasury Department Telecopy No.: N/A Email: N/A
Where applicable, qualified as Small Business under Small Business Administration criteria? [https://www.sba.gov/sites/default/files/files/Size_Standards_Table.pdf]	Select Answer: Yes: No: X

2.	Discount Election.
Supplier hereby agrees to the pricing terms provided below and elects the following discount election for the Designated Receivables due and payable by the Buyer as defined herein - Choose (A) OR (B):
(A) MANUAL OFFER:     X

(B) AUTOMATIC OFFER:

3.	Buyer Information.

As used herein, the term “Buyer” means The Procter & Gamble Company, an Ohio corporation and/or its subsidiaries or affiliates; provided, for the avoidance of doubt, any reference herein or in any other Facility Document to a “Buyer” shall include a reference to any subsidiary, assign, transferee, successor in title, delegate, sub-delegate or affiliate of the Buyer that is the payor under the Receivable with respect to which such reference is made unless the context expressly indicates otherwise.

4.	Pricing Terms.
Pricing Terms. As used therein, the following terms shall have the meaning ascribed hereto; provided, the Investor Agent may change any term of this Section at any time, without the consent of the Supplier, upon thirty (30) Business Days’ prior written notice to the Supplier.
“Applicable Index Rate” means:

(i)	the Screen Rate (as determined in accordance with the Screen Rates Schedule) on the Quotation Day for the currency of the Designated Receivable; or

(ii)
if no Screen Rate is available in respect of the Specified Period on the Quotation Day, the rate per annum as determined by the Investor Agent (which determination shall be conclusive and binding, absent manifest error) to be equal to the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available for the currency of the Designated Receivable) which is less than the Specified Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available for the currency of the Designated Receivable) which exceeds the Specified Period, each on the Quotation Day for the currency of the Designated Receivable; provided that if any such rate is below zero (0), it will be deemed to be zero (0).

“Applicable Margin” means 0.65%, per annum.

“Applicable Rate” means, for any Designated Receivable, the annual rate equal to the sum of (i) the Applicable Index Rate, plus (ii) the Applicable Margin.

“Discount Percentage” means 100%.

“Discount Start Date” means, for any Designated Receivable, the date on which an Offer in respect of such Designated Receivable shall be accepted by the Investor by the sending of a Remittance Notice by or on behalf of the Investor.

“Face Amount” means, for any Designated Receivable, the face amount of such Designated Receivable as specified in the applicable Proposal and/or Remittance Notice, as the case may be. The aggregate Face Amount of Designated Receivables specified therein shall be net of adjustments, if any.

“Maturity Date” means, for any Designated Receivable, the maturity date specified in the Proposal and/or Remittance Notice, as the case may be, applicable to such Designated Receivable; provided, if such maturity date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Tenor” means, for any Designated Receivable, a remaining tenor to maturity not to exceed 120 days.

“Processing Fees” means $0.

“Purchase Date” means, for any Designated Receivable, date of receipt by the Supplier of the Purchase Price paid by the Investor; provided that for purposes of determining the Purchase Price, the Purchase Date as specified in the applicable Proposal and/or Remittance Notice shall mean the Discount Start Date.

“Purchase Price” means, for any Designated Receivable, an amount equal to the following:
A - ((A x B x (C / D)) + E), where:

A	=	Face Amount times the Discount Percentage
B	=	Applicable Rate
C	=	Specified Period (including the Discount Start Date, but not including the Maturity Date)
D	=	360, or if the Purchase Price is denominated in Sterling or Canadian dollars, 365
E	=	Processing Fees payable by the Supplier in respect of such Designated Receivable, if any

“Quotation Day” means as applicable, either the first Business Day of the Specified Period; or one Business Day before the first Business Day of the Specified Period; or if no Screen Rate is available on such Business Day at the relevant time (as set out in the Screen Rates Schedule), the date of the most recently published Screen Rate.

“Screen Rate” means the screen rate for the relevant currency as determined in accordance with the Screen Rates Schedule.

“Screen Rates Schedule” means the screen rates schedule set out in Schedule 1 hereto.

“Specified Period” means the period equal in length to the period from the Discount Start Date to the Maturity Date of such Designated Receivable.

5.	Amendments and Additional Terms.

The following provisions of the Agreement shall be amended or added, being applicable solely with respect to the Supplier listed in Section 1(a):

5.1.	The first sentence of Section 2.4 of the Agreement is deleted in its entirety and replaced with the following:

“In consideration of the payment of the Purchase Price with respect to each Designated Receivable subject to an Offer, upon receipt of the Purchase Price by the Supplier, the Supplier has assigned to the Investor, and the Investor has accepted such assignment from the Supplier on the Purchase Date therefor, all of the Supplier’s right, title and interest in and to such Designated Receivables, in each case, subject to the terms and conditions hereof.”

5.2.	Section 3(b) of the Agreement is supplemented by adding “where applicable,” at the beginning of the paragraph.

5.3.	Section 4(a)(ii) of the Agreement is deleted in its entirety and replaced with “[RESERVED]”.

5.4.	Section 4(a)(viii) of the Agreement is supplemented by adding the following words at the end of the paragraph:

“or (D) which to the Supplier’s actual knowledge, is subject to any withholding taxes.”

5.5.	Section 4(b) of the Agreement is deleted in its entirety and replaced with the following:

“Good Title. The Supplier has good and marketable legal and beneficial title to such Designated Receivable, and upon the receipt of the Purchase Price for such Designated Receivable by the Supplier, the Supplier will assign, and the Investor will acquire, such Designated Receivable free and clear of any lien, encumbrance or adverse claim, except as created by the Facility Documents.”

5.6.	Section 4(h) of the Agreement is supplemented by adding the following words at the end of the paragraph:

“and in each case, would not with the passage of time or the giving of notice or other conditions, constitute an event of default (howsoever described) under any of the foregoing.”

5.7.	Section 4(k) of the Agreement is amended by deleting the following words:

“and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)”.

5.8.	Section 4 of the Agreement is supplemented by adding the following new sub-section after sub-section (m):

“(n)    Late Payment Directive. In respect of each Receivable, the period of time between the issuance of the related Invoice and the due date specified in that invoice: (a) has been specifically agreed between the Supplier and the Buyer; and (b) and to the extent such period exceeds 60 days: (i) is not a deviation from good commercial practice and has been agreed in good faith and in the course of fair dealing (taking into account the nature of goods and services to which such Invoice relates); and (ii) there is a legitimate and objective reason for such period to exceed 60 days.”

5.9.	The second and third sentences of Section 5.1 of the Agreement are deleted in their entirety.

5.10.	The first sentence of Section 6.1(a) of the Agreement is supplemented by adding the words “legal and beneficial” between the words “full” and “title”.

5.11.	Sub-section (ii) of Section 6.1(d) of the Agreement is supplemented by adding the words “or the Buyer” at the end of such sub-section.

5.12.	Sub-section (iii) of Section 6.1(d) of the Agreement is supplemented by adding the words “Contract and/or any other” between the words “any” and “material”.

5.13.	Section 6.1 of the Agreement is supplemented by adding the following new sub-sections after sub-section (g):

“(h)    duly perform all of its obligations under each Contract in respect of each Designated Receivable and each Purchased Receivable;

(i)        refrain from any action which might in any way prejudice or limit the Investor’s rights under or in respect of any Purchased Receivable; and

(j)        comply with all relevant laws and regulations applicable to each Contract, this Agreement, the Designated Receivables and the transactions contemplated by this Agreement including any export control laws and tax information reporting requirements, if any.”

5.14.	Section 6.2(a) of the Agreement is supplemented by adding the words “or terminate” between the words “to” and “any Contract”.

5.15.	Section 6.2(b) of the Agreement is supplemented by adding the words “or security interest” between the words “claim” and “upon”.

5.16.	The first sentence of Section 8 of the Agreement is amended by replacing the words “eastern time” with the words “London time”.

5.17.	Section 8 of the Agreement is re-numbered as sub-section 8.1 and is supplemented by adding the following new sub-sections:

“8.2 All sums payable, or deemed payable, by the Supplier pursuant to this Agreement shall be deemed to be stated as exclusive of any VAT which is chargeable in relation to such sums. If VAT is chargeable on any supply made by the Investor or the Investor Agent under this Agreement, such VAT shall be payable by the Supplier.

8.3 If a Tax Deduction (other than a FATCA Deduction) is required by law to be made by the Supplier:

(a)    the amount of the payment due from that Supplier shall be increased to an amount which (after making any Tax Deduction) will mean the Investor or the Investor Agent (as applicable) receives and is entitled to retain an amount equal to the payment which would have been due if no Tax Deduction had been required;

(b)    the Supplier shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Investor Agent, within 30 days after it has made such payment to the applicable authority, a certified copy of the original receipt issued by such authority evidencing the payment to such authority of all amounts required to be deducted or withheld;

(c)    for the avoidance of doubt, any Tax Deduction required by law in respect of a deemed payment (for example, when the Discount is treated as a payment from the Supplier to the Investor) will not change the Purchase Price and the Supplier shall pay the full amount of the Tax Deduction required to be paid (and any payment required in connection with that Tax Deduction) in respect of the deemed payment to the relevant taxation or other authority in accordance with paragraph (b) above with no recourse to the Investor or Investor Agent in relation to that Tax Deduction and any payment required in connection with that Tax Deduction imposed on the deemed payment).

8.4 The Supplier shall pay and, within three Business Days of a demand, indemnity the Investor and Investor Agent for any cost, loss or liability that the Investor or the Investor Agent incurs in relation to all stamp duty, registration or other similar Taxes payable in respect of:

(a)    the Facility Documents;

(b)    any documents executed under or in connection with the Facility Documents; and

(c)    any transaction evidenced or contemplated by Facility Documents.

8.5 The Supplier, Investor and Investor Agent may make any FATCA Deduction they are required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which they make such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

8.6 The Supplier, Investor and Investor Agent shall, at the time or times prescribed by law or reasonably requested by any other party, supply to that other party such forms, documentation and other information relating to their status under FATCA or any other law, regulation, or exchange of information regime as that other party reasonably requests for the purposes of that other party's compliance with FATCA or any other law, regulation, or exchange of information regime.

8.7 The Supplier will also pay to the Investor or the Investor Agent, within thirty (30) days from the date of demand, an amount equal to the loss, liability or cost which the Investor or the Investor Agent (as applicable) determines will be or has been (directly or indirectly) suffered for or on account of Tax pursuant to or in connection with any Facility Document.

8.8 Section 8.7 above shall not apply.

(a)    with respect to any Taxes assessed on the Investor or Investor Agent:

(i)    under the law of any jurisdiction in which it is incorporated or, if different, the jurisdiction (or jurisdictions) in which it is treated as resident for tax purposes; or

(ii)    under the law of the jurisdiction in which its facility office is located in respect of amounts received or receivable in that jurisdiction, if these Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Investor or Investor Agent; or

(b)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.”

5.18.	The first sentence of Section 9.1 of the Agreement is amended by replacing the word “Person” with the words “JPMorgan Entity”.

5.19.	Section 9.2 of the Agreement is deleted in its entirety and replaced with the following:

“The Supplier hereby irrevocably appoints the Investor Agent (with power to delegate) as the Supplier’s attorney, to take such actions, and execute and deliver such instruments and documents in the Supplier’s name (including, without limitation, execute and deliver to the Buyer, on behalf of the Supplier, notices of assignment in respect of any Purchased Receivables), as the Investor Agent deems proper in order to make collection of and otherwise realise the benefits of any Purchased Receivable. The Investor Agent shall have the right to notify the Buyer at any time of assignment to the Investor of any Purchased Receivable; bring suit, in the Investor’s or the Supplier’s name, and generally have all other rights of an owner and holder respecting any Purchased Receivable. The giving of any such notice shall not in any way release the Supplier from any of its obligations under this Agreement or any Contract. The Investor Agent may endorse or sign the Investor’s or the Supplier’s name on any checks or other instruments with respect to Purchased Receivable or the goods covered thereby. The Supplier agrees, immediately on the Investor Agent’s request, to ratify and confirm all acts, deeds, instruments and things signed, executed, sealed, delivered or done under the appointment in this Section.”

5.20.	Section 9.6 of the Agreement is deleted in its entirety and replaced with the following:

“The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to, or permitted assignee of, any of the parties hereto. The Supplier may not assign any of its rights or obligations hereunder without the prior written consent of the Investor and the Investor Agent. The Investor may assign, transfer or sell participations in any or all of its rights or obligations hereunder without notice to, or the consent of, the Supplier. The Investor Agent may assign or transfer any or all of its rights or obligations hereunder without the consent of, but with notice thereof to, the Supplier.”

5.21.	Sections 9.8, 9.9 and 9.10 of the Agreement are deleted in their entirety and replaced with the following:

“9.8 The Parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement except that the provisions of this Agreement shall be enforceable by the Investor as if it were a Party to this Agreement. The Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a Party to this Agreement.

9.9 This Agreement, the Acceptance Letter and any non-contractual obligations arising from or connected with them, shall be governed by and construed in accordance with the laws of England.

9.10 The Parties irrevocably agree, for the benefit of the Investor and the Investor Agent that the English courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and the Acceptance Letter. Nothing in this Section 9.10 shall limit the right of the Investor or the Investor Agent in respect of any such dispute, to take proceedings against the Supplier in any other court of competent jurisdiction.”

5.22.	Section 9.13 of the Agreement is deleted in its entirety and replaced with the following:

“If at any time, the Supplier decides to change its registered office to a jurisdiction which is not located in an Applicable Jurisdiction, the Supplier agrees to promptly notify the Investor Agent of the same and without prejudice to any other mode of service allowed under any relevant law, the Supplier (A) irrevocably agrees, within five (5) days of such change of registered office, to appoint a process agent for service of process in relation to any proceedings before the English courts in connection with any Facility Document and (B) agrees that failure by a process agent to notify the Supplier of the process will not invalidate the proceedings concerned. If the Supplier fails to appoint such agent within five (5) days of such change of registered office, the Investor Agent may appoint a process agent for the Supplier.”

5.23.	Appendix A of the Agreement is supplemented by adding the following definitions in alphabetical order:

““Applicable Jurisdiction” means all European Union member states (from time to time), Iceland, Norway and Switzerland.

“Discount” means the difference between the Face Amount and the Purchase Price.

“FATCA” means: (a) sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations; (b) any treaty, law, or regulation enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Facility Document required by FATCA.

“JPMorgan Entity” means JPMorgan Chase Bank, N.A. or any of its Affiliates (including, but not limited to, J.P. Morgan Europe Limited).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable for any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment, or deemed payment (for example when the Discount is treated as a payment from the Supplier to the Investor), pursuant to or in connection with any Programme Document.

“US” means the United States of America.

“VAT” means value added tax and any similar or equivalent tax imposed in any jurisdiction.”

5.24.	The following definitions in Appendix A of the Agreement are deleted in their entirety and replaced with the following:

““Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London are authorised or required by law to remain closed; and, when used in connection with determining the Applicable Index Rate: (i) where the applicable Currency is not Euro, any other day banks on which are not open for dealings in deposits in the main financial centre for the applicable Currency; and (ii) where the Currency is Euro, any other day that is not a TARGET Day.

“Facility Document” means each of this Agreement, each Proposal, each Offer, each Remittance Notice, each notice or each acknowledgement given or to be given in connection with this Deed and all other documents, instruments or agreements executed and delivered by the Supplier to, or for the benefit of, the Investor in connection herewith.”

5.25.	The definition of “PATRIOT Act” in Appendix A of the Agreement is deleted in its entirety.

Schedule 1 | SCREEN RATES SCHEDULE

If the currency of the Designated Receivable is in United States Dollars:
“Screen Rate” means the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and for the Specified Period as displayed at 11:00am (London time) on pages LIBOR01 or LIBOR02 of the Reuters screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If any such rate is below zero (0), it will be deemed to be zero (0).

If the currency of the Designated Receivable is in British Pounds Sterling:
“Screen Rate” means the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and for the Specified Period as displayed at 11:00am (London time) on pages LIBOR01 or LIBOR02 of the Reuters screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If any such rate is below zero (0), it will be deemed to be zero (0).

If the currency of the Designated Receivable is in Euro (and determined by reference to EURIBOR):
“Screen Rate” means the interbank offered rate as administered by the European Money Markets Institute (EMMI) (or any other person which takes over the administration of that rate) for the relevant currency and for the Specified Period as displayed at 11:00am (Brussels time) on page EURIBOR01 of the Reuters screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If any such rate is below zero (0), it will be deemed to be zero (0).

If the currency of the Designated Receivable is in Canadian Dollars:
“Screen Rate” means, as the case may be, either (i) the rate per annum equal to the average rate for Canadian Dollar bankers acceptances as administered by Thomson Reuters Benchmark Services Limited Ltd (or any other person which takes over administration of that rate) for Canadian Dollars and for the Specified Period as displayed at approximately 10:30am (Toronto time) on the immediately preceding Business Day on page CDOR of the Reuters Screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters); or (ii) the variable annual rate of interest established and announced from time to time by the Bank of Canada and which appears (A) on “www.bankofcanada.ca” under the heading “Target for the overnight rate” (or any replacement page published by the Bank of Canada which displays that rate) for Canadian Dollars and for the Specified Period at approximately 10:30am (Toronto time) on the immediately preceding Business Day or (B) on the appropriate page of such other information service which publishes that rate from time to time in place of the Bank of Canada (if such page or service ceases to be available, the Investor Agent may specify another page or service displaying the relevant rate). If any such rate is below zero (0), it will be deemed to be zero (0).

Executed and delivered on the date appearing at the beginning of this Acceptance Letter.

Executed as a deed and delivered by ______________________ as Supplier and signed by person(s) who under the laws of its jurisdiction of incorporation are acting under the authority of that company:

By:

Name:     H. Keith Jennings

Title:     VP & Treasurer

By:

Name:

Title:

Executed as a deed and delivered by J.P. Morgan Europe Limited. as Investor Agent:

By:

Name:

Title:

Executed as a deed and delivered by J.P. Morgan Europe Limited as agent for the Investor:

By:

Name:

Title:

Address for Notices:

J.P. Morgan Europe Limited
25 Bank Street
Canary Wharf, London E14 5JP
United Kingdom
Attention: Trade Solutions Delivery
22nd Floor (Mail code : BS22-2201)
Email: scf.emea@jpmchase.com